Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Direct Digital Holdings, Inc. on Form S-1 of our report dated April 17, 2023, except for the effects of the revisions disclosed in in Note 2 as to which the date is October 15, 2024, with respect to our audit of the consolidated financial statements of Direct Digital Holdings, Inc. as of December 31, 2022 and for the year ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We resigned as auditors on April 17, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our resignation. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
/s/ Marcum LLP
Marcum LLP
Houston, Texas
January 17, 2025